Exhibit 99.1

UnitedHealth Group Announces Changes to Leadership Team

(July 31, 2025) – UnitedHealth Group (NYSE: UNH) today announced Wayne S. DeVeydt has been appointed its chief financial officer, effective September 2, 2025. John F. Rex, who joined the company in 2012 and has been CFO since 2016, will become strategic advisor to the CEO on the same date.
“Wayne DeVeydt combines deep financial acumen and operating experience with the mission-oriented and compassionate approach to health care that is a perfect fit for UnitedHealth Group,” said Stephen J. Hemsley, company chairman and chief executive officer.

“John Rex has been an exceptional leader, having helped guide our company through substantial change with both strategic vision and strong commitment to our mission,” said Hemsley. “I look forward to his continued insights as UnitedHealth Group moves forward.”

DeVeydt, 55, most recently has been a managing director and operating partner at Bain Capital, working with client leaders on operational improvement and growth acceleration. From 2018-2020, he was chairman and CEO of Surgery Partners, Inc. in Nashville, expanding the operational scale and financial performance of the surgical services firm. He joined Anthem, Inc. (now Elevance) in 2005 and served as its chief financial officer from 2007 to 2016. Prior to joining Anthem, DeVeydt served as a partner with PricewaterhouseCoopers LLP, with a focus on the health care sector.

“There is no organization besides UnitedHealth Group that presents the kinds of opportunities to make a difference in health care, from individual patient care to broad system efficiency, so I am eagerly looking forward to joining the team,” said DeVeydt. “I’ve been fortunate to know John Rex for over two decades and am honored to follow a leader of his caliber.”

Rex, 63, joined UnitedHealth Group as chief financial officer of the company’s then newly established Optum business and previously had spent his career focused in health care across multiple roles and sectors.

“This pivotal moment for UnitedHealth Group is the right time for a new yet greatly experienced executive like Wayne DeVeydt, and I look forward to supporting him and the entire leadership team while continuing to advise on a range of matters,” said Rex.

About UnitedHealth Group
UnitedHealth Group is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn.

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Media:	UnitedHealth Group Media
uhgmedia@uhg.com